Exhibit 5.1

December 6, 2018

The Simply Good Foods Company

1225 17th Street, Suite 1000

Denver, Colorado 80202

Re:                 Registration Statement on Form S-3 Filed by The Simply Good Foods Company

Ladies and Gentlemen:

We have acted as counsel to The Simply Good Foods Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-3 (the “Registration Statement”) for the registration of (i) the issuance and sale from time to time of 6,700,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), upon the exercise of outstanding warrants (the “Warrants,” and such shares of Common Stock underlying the Warrants, the “Warrant Shares”), and (ii) the resale from time to time of up to 16,874,435 shares of Common Stock, consisting of up to 10,174,435 shares of Common Stock (the “Shares”) currently held by the selling stockholders named in the Registration Statement (the “Selling Stockholders”), and the Warrant Shares to be acquired by the Selling Stockholders upon exercise of the Warrants.

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that:

1.              The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its registrar of the Warrant Shares, and (ii) delivery and payment therefor upon exercise of the Warrants in accordance with its terms, the Warrant Shares will be validly issued, fully paid and non-assessable.

2.              The Shares have been validly issued, and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP